American Oncology Network Announces Voluntary Delisting From Nasdaq

FORT MYERS, Fla. – May 21, 2024 – American Oncology Network (“AON” or the “Company”) (Nasdaq: AONC), a rapidly growing network of community-based oncology practices, announced today its decision to voluntarily delist its Class A common stock and warrants from The Nasdaq Capital Market ("Nasdaq"). The Company’s decision to delist its securities from Nasdaq was recommended to the Board of Directors (the "Board") of the Company by a Special Committee (the "Special Committee") of the Board comprised solely of independent directors.
The Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) to delist its Class A common stock and warrants from Nasdaq and to deregister its Class A common stock and warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or about May 31, 2024, and as a result, the Company expects that the last trading day of its Class A common stock and warrants on Nasdaq will be on or about June 7, 2024.

In making its determination, the Special Committee concluded that delisting the Company’s securities from Nasdaq is in the best interests of the Company and its stakeholders. The Special Committee’s recommendation and the Board’s decision were the product of careful review and consideration of a number of factors, including, but not limited to, (1) the lack of research coverage of the Company by securities and industry analysts, (2) the lack of an active trading market for its securities on Nasdaq, and (3) the required personnel resources and expenses relating to continued Exchange Act and Nasdaq disclosure and reporting requirements and related regulatory burdens, which have resulted and would continue to result in significant operating expense and attention of the Company’s management team.

Todd Schonherz, Chief Executive Officer, commented, “AON has delivered an impressive five-year revenue CAGR of 42% and continues to experience strong momentum with the addition of 40 providers and four new practices to the network year-to-date. AON is in a healthy financial position with a robust balance sheet of over $100 million in cash and short-term securities as of March 31, 2024. While going public allowed us to raise growth capital and provide equity to key stakeholders, we believe that we will be better positioned to maximize shareholder value going forward by delisting.”

Following the delisting of the Company’s common stock and warrants from Nasdaq, the Company expects that its common stock and warrants will be quoted for trading on a market operated by OTC Markets Group Inc. (the “OTC”) so that a trading market may continue to exist for such securities. There is no guarantee, however, that a broker will continue to make a market in the common stock and warrants.

About American Oncology Network

American Oncology Network (AON) (Nasdaq: AONC) is an alliance of physicians and seasoned healthcare leaders partnering to ensure the long-term success and viability of community oncology and other specialties. Founded in 2018, AON’s rapidly expanding network represents more than 240 providers practicing across 21 states. AON pioneers innovative healthcare solutions through its physician-led model, fostering value-based care that improves patient outcomes while reducing costs and expanding access to quality care. AON equips its network physicians with the tools they need to thrive independently while providing comprehensive support, integrated revenue-diversifying ancillary services, and practice management expertise, enabling physicians to focus on what matters most – providing the highest standard of care for every patient. AON is committed to promoting health equity by addressing disparities in cancer care and ensuring that all patients have access to the care they need to achieve optimal health outcomes. With a focus on innovation and collaboration, AON is shaping the future of community oncology. Learn more at www.AONcology.com.
Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company's strategy, intentions to voluntarily delist its securities from Nasdaq and any anticipated results of such actions. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to, future liquidity of the Company's securities, the Company’s continued growth, changes in the Company's board of directors and executive management, and the Company's dependence on its executive management team. The foregoing list of factors is not exhaustive.
You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024, as amended on April 29, 2024, and the Company's other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

Investor Contact:
Solebury Strategic Communications
Investors@AONcology.com